Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2016 Earnings Results

FAIRPORT, NY, July 27, 2016 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2016 second quarter results for the period ended June 30, 2016.

Summary Highlights

•	Second quarter income before taxes and economic net income, a non-GAAP measure, were $23.2 million and $14.2 million, or $0.17 per adjusted share

•	Assets under management (“AUM”) at June 30, 2016 were $35.7 billion, compared with $34.7 billion at March 31, 2016

•	Revenue for the second quarter decreased 22% year-over-year and increased 5% sequentially to $67.5 million

•	The Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock

William Manning, co-founder and Chairman of the Board and Chief Executive Officer, commented, “We continued to see competitive returns in our key equity and multi asset class products through the end of the second quarter. In addition, we have seen strong performance in products such as our Global Quality and Emerging Market equity strategies and we remain encouraged by new business conversations in our products, including fixed income. Our focus remains on balancing a high level of client service with new business conversations and continuing to evolve our business to aid our clients in managing risk while meeting their goals for a healthy financial future.”

Second Quarter 2016 Financial Review

Manning & Napier reported second quarter 2016 revenue of $67.5 million, a decrease of 22% from revenue of $87.0 million reported in the second quarter of 2015, and an increase of 5% from revenue of $64.5 million reported in the first quarter of 2016. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $36.3 billion, a 20% decrease from average AUM of $45.3 billion for the second quarter of 2015 and a 6% increase from average AUM of $34.3 billion for first quarter of 2016. Revenue as a percentage of average AUM was 0.75% for the second quarter of 2016, compared to 0.77% for the second quarter of 2015 and 0.76% for the first quarter of 2016.

Operating expenses for the second quarter 2016 were $44.6 million, a decrease of $8.6 million, or 16%, compared with the second quarter of 2015, and an increase of $2.8 million, or 7%, compared with the first quarter of 2016.

Compensation and related costs decreased by $3.9 million compared with the second quarter of 2015 and increased by $2.4 million compared with the first quarter of 2016. The expense decrease in the current quarter compared to the second quarter of 2015 was due to lower overall workforce coupled with lower variable incentive costs. The expense increase in the current quarter compared to the first quarter of 2016 was driven by the acquisition of Rainier Investment Management, LLC (“Rainier”) coupled with higher variable incentive costs. As a percentage of revenue, compensation and related costs for the second quarter of 2016 were 36%, compared with 33% for the second quarter of 2015 and 34% for the first quarter of 2016.

Distribution, servicing and custody expenses for the second quarter of 2016 decreased by $3.9 million, or 24%, compared with the second quarter of 2015, and increased by $0.6 million, or 6%, compared with the first quarter of 2016, while average mutual fund and collective trust AUM decreased by 24% and increased by 9% for the respective periods. Other operating costs decreased by $0.8 million, or 9%, compared with the second quarter of 2015, and decreased by $0.2 million, or 3%, compared with the first quarter of 2016.

Operating income was $23.0 million for the quarter, a decrease of $10.8 million, or 32%, from the second quarter of 2015 and an increase of $0.2 million, or 1%, from the first quarter of 2016. Operating margin was 34% for the second quarter of 2016, compared with 39% for the second quarter of 2015 and 35% for the first quarter of 2016.

Non-operating income was $0.3 million for the quarter, compared to non-operating loss of $1.5 million and income of $1.1 million reported in the second quarter of 2015 and first quarter of 2016, respectively. For the current quarter, non-operating income included $0.2 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to net losses of $1.6 million and net gains of $1.1 million reported in the second quarter of 2015 and first quarter of 2016, respectively.

Income before taxes was $23.2 million for the second quarter of 2016, compared to $32.3 million in the second quarter of 2015, a 28% decrease, and $23.9 million in the first quarter of 2016, a 3% decrease. As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported second quarter 2016 economic net income of $14.2 million, or $0.17 per adjusted share, compared with $20.3 million, or $0.24 per adjusted share, in the second quarter of 2015 and $15.0 million, or $0.18 per adjusted share, in the first quarter of 2016.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the second quarter of 2016 was $21.7 million, compared with net income of $30.2 million in the second quarter of 2015 and $22.2 million in the first quarter of 2016. GAAP net income attributable to the common shareholders for the second quarter of 2016 was $2.6 million, or $0.17 per basic and diluted share, compared to $3.5 million, or $0.24 and $0.23 per basic and diluted share, respectively, in the second quarter of 2015 and $2.4 million, or $0.16 per basic and diluted share, in the first quarter of 2016 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Six-months ended June 30, 2016 Financial Review

Manning & Napier reported 2016 year-to-date revenue of $132.1 million, a decrease of 26% from revenue of $177.4 million reported in 2015. The decrease in 2016 was consistent with changes in average AUM, which decreased by 24% over the prior year. Revenue as a percentage of average AUM was 0.76%, compared to 0.77% for the prior year.

Operating expenses for 2016 year-to-date were $86.3 million, a decrease of $19.4 million, or 18%, from 2015.

Compensation and related costs decreased by $8.8 million, or 16%, when compared to 2015. This decrease was due to lower overall workforce coupled with lower variable incentive costs. As a percentage of revenue, compensation and related costs for 2016 were 35%, compared to 31% for the prior year.

Distribution, servicing and custody expenses for 2016 year-to-date decreased by $9.3 million, or 29%, from 2015, while average mutual fund and collective trust AUM decreased by 30% for the same period. Other operating costs decreased by $1.3 million, or 7%, when compared to 2015.

Operating income was $45.7 million for 2016 year-to-date, a decrease of $25.9 million, or 36%, from 2015. Operating margin for 2016 year-to-date was 35% compared to the prior year of 40%.

Non-operating income for 2016 year-to-date was $1.4 million, an increase of $2.1 million from non-operating loss of $0.7 million reported in 2015. Included in non-operating income for 2016 year-to-date was $1.3 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to a net loss of $1.0 million reported in 2015.

Income before taxes was $47.1 million for 2016 year-to-date, compared to $70.9 million in 2015, a 34% decrease. Also for 2016 year-to-date, economic net income was $29.2 million, or $0.35 per adjusted share, compared with $44.7 million, or $0.52 per adjusted share in 2015.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for 2016 year-to-date was $43.9 million, compared with net income of $66.3 million in 2015. GAAP net income attributable to the common shareholders for 2016 year-to-date was $5.0 million, or $0.34 and $0.33 per basic and diluted share, respectively, compared to $6.8 million, or $0.48 per basic share and $0.47 per diluted share in 2015.

Assets Under Management

As of June 30, 2016, AUM was $35.7 billion, an increase of 3% from $34.7 billion as of March 31, 2016 and a decrease of 17% from $43.1 billion as of June 30, 2015. As of June 30, 2016, the composition of the Company’s AUM was 58% in separate accounts and 42% in mutual funds and collective investment trusts, compared to 58% and 56% in separate accounts and 42% and 44% in mutual funds and collective investment trusts as of March 31, 2016 and June 30, 2015, respectively.

Since March 31, 2016, AUM increased by $1.0 billion, including increases of 1% in separate accounts and 5% in mutual funds and collective investment trusts. This increase in AUM was attributable to the acquisition of Rainier which contributed $2.9 billion in acquired assets and market appreciation of $0.5 billion, offset by net client outflows of $2.4 billion. The net client outflows of $2.4 billion consisted of net client outflows for both the separate accounts and mutual funds and collective investment trusts products of approximately $1.2 billion each. The annualized separate account retention rate for the three months ended June 30, 2016 was 83%, compared to 87% for the rolling 12 months ended June 30, 2016.

When compared to June 30, 2015, AUM decreased by $7.4 billion from $43.1 billion, including a decrease of $3.6 billion, or 15%, in separate account AUM and a decrease of $3.8 billion, or 20%, in mutual fund and collective investment trusts AUM. The $7.4 billion decrease in AUM from June 30, 2015 to June 30, 2016 was attributable to net client outflows of approximately $9.3 billion and market depreciation of $0.9 billion, offset by acquired assets of $2.9 billion. The net client outflows of $9.3 billion consisted of $4.4 billion of net outflows for separate accounts and $4.9 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

Cash and cash equivalents were $117.7 million at June 30, 2016, compared with $127.0 million at March 31, 2016. The change in cash and cash equivalents during the quarter was driven by net income after adjustment for non-cash items and the timing of accrued incentive compensation payments. This increase was offset by Manning & Napier Group, LLC’s purchase and subsequent retirement of approximately 2.1 million of Class A units from the noncontrolling interests for $16.1 million, acquisition of a majority interest in Rainier for approximately $9.3 million, net of cash received, and by the distribution of $12.5 million in cash for the quarter, resulting in a $0.16 per share second quarter dividend.

As of June 30, 2016, no amounts have been borrowed under the Company’s revolving credit agreement.

Conference Call

Manning & Napier will host a conference call to discuss its 2016 second quarter financial results on Thursday, July 28, 2016, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 46667052. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 11, 2016. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 46667052. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 39%, 37% and 37% for the three-month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, and 38% and 37% for the six-month periods ended June 30, 2016 and 2015, respectively, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 475 employees as of June 30, 2016.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
Investment management services revenue	$67,541	$64,538	$86,973	$132,079	$177,399
Expenses
Compensation and related costs	24,379	21,967	28,309	46,346	55,127
Distribution, servicing and custody expenses	11,986	11,338	15,840	23,324	32,672
Other operating costs	8,213	8,453	9,036	16,666	17,978

Total operating expenses	44,578	41,758	53,185	86,336	105,777

Operating income	22,963	22,780	33,788	45,743	71,622
Non-operating income (loss)
Non-operating income (loss), net	280	1,078	(1,499)	1,358	(743)

Income before provision for income taxes	23,243	23,858	32,289	47,101	70,879
Provision for income taxes	1,545	1,674	2,081	3,219	4,560

Net income attributable to the controlling and the noncontrolling interests	21,698	22,184	30,208	43,882	66,319
Less: net income attributable to the noncontrolling interests	19,093	19,766	26,705	38,859	59,507

Net income attributable to Manning & Napier, Inc.	$2,605	$2,418	$3,503	$5,023	$6,812

Net income per share available to Class A common stock
Basic	$0.17	$0.16	$0.24	$0.34	$0.48

Diluted	$0.17	$0.16	$0.23	$0.33	$0.47

Weighted average shares of Class A common stock outstanding
Basic	13,960,768	13,745,130	13,739,923	13,852,949	13,726,804

Diluted	14,243,579	14,084,903	14,002,133	14,209,811	13,965,655

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income attributable to Manning & Napier, Inc.	$2,605	$2,418	$3,503	$5,023	$6,812
Add back: Net income attributable to the noncontrolling interests	19,093	19,766	26,705	38,859	59,507
Add back: Provision for income taxes	1,545	1,674	2,081	3,219	4,560

Income before provision for income taxes	23,243	23,858	32,289	47,101	70,879
Adjusted income taxes	9,065	8,827	11,947	17,892	26,225

Economic net income (Non-GAAP)	$14,178	$15,031	$20,342	$29,209	$44,654

Weighted average shares of Class A common stock outstanding—Basic	13,960,768	13,745,130	13,739,923	13,852,949	13,726,804
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	66,387,975	67,896,484	67,896,484	67,142,229	70,688,357
Unvested restricted share-based awards	1,681,138	2,017,398	1,911,087	1,849,269	1,385,471

Weighted average adjusted shares (Non-GAAP)	82,029,881	83,659,012	83,547,494	82,844,447	85,800,632

Economic net income per adjusted share (Non-GAAP)	$0.17	$0.18	$0.24	$0.35	$0.52

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2016	$20,289.2	$14,407.2	$34,696.4	$22,036.2	$11,472.2	$1,188.0	$34,696.4
Gross client inflows	536.5	813.8	1,350.3	889.6	296.9	163.8	1,350.3
Gross client outflows	(1,765.0)	(1,989.3)	(3,754.3)	(1,698.4)	(1,938.8)	(117.1)	(3,754.3)
Acquired assets	1,234.2	1,660.1	2,894.3	—	2,719.8	174.5	2,894.3
Market appreciation/(depreciation) & other (1)	290.1	239.4	529.5	449.4	58.8	21.3	529.5

As of June 30, 2016	$20,585.0	$15,131.2	$35,716.2	$21,676.8	$12,608.9	$1,430.5	$35,716.2
Average AUM for period	$20,920.1	$15,331.8	$36,251.9	$22,119.4	$12,791.1	$1,341.4	$36,251.9

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows	384.8	968.1	1,352.9	938.8	346.1	68.0	1,352.9
Gross client outflows	(1,187.4)	(1,542.2)	(2,729.6)	(1,655.5)	(998.8)	(75.3)	(2,729.6)
Market appreciation/(depreciation) & other (1)	356.4	274.5	630.9	310.5	296.5	23.9	630.9

As of March 31, 2016	$20,289.2	$14,407.2	$34,696.4	$22,036.2	$11,472.2	$1,188.0	$34,696.4
Average AUM for period	$20,242.1	$14,014.8	$34,256.9	$21,796.8	$11,279.8	$1,180.3	$34,256.9

As of March 31, 2015	$25,151.6	$20,469.4	$45,621.0	$25,413.4	$18,957.4	$1,250.2	$45,621.0
Gross client inflows	560.3	993.7	1,554.0	1,014.8	485.8	53.4	1,554.0
Gross client outflows	(1,687.9)	(2,688.3)	(4,376.2)	(1,551.4)	(2,688.1)	(136.7)	(4,376.2)
Market appreciation/(depreciation) & other (1)	181.2	126.1	307.3	23.5	292.6	(8.8)	307.3

As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1
Average AUM for period	$24,965.0	$20,300.7	$45,265.7	$25,376.3	$18,708.2	$1,181.2	$45,265.7

For the six-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows	921.3	1,781.9	2,703.2	1,828.4	643.0	231.8	2,703.2
Gross client outflows	(2,952.4)	(3,531.5)	(6,483.9)	(3,353.9)	(2,937.6)	(192.4)	(6,483.9)
Acquired assets	1,234.2	1,660.1	2,894.3	—	2,719.8	174.5	2,894.3
Market appreciation/(depreciation) & other (1)	646.5	513.9	1,160.4	759.9	355.3	45.2	1,160.4

As of June 30, 2016	$20,585.0	$15,131.2	$35,716.2	$21,676.8	$12,608.9	$1,430.5	$35,716.2
Average AUM for period	$20,530.7	$14,600.7	$35,131.4	$21,913.5	$11,952.6	$1,265.3	$35,131.4

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	1,251.7	2,269.6	3,521.3	2,323.4	1,091.9	106.0	3,521.3
Gross client outflows	(2,828.3)	(6,123.0)	(8,951.3)	(2,863.6)	(5,901.3)	(186.4)	(8,951.3)
Market appreciation/(depreciation) & other (1)	373.1	361.4	734.5	161.5	573.0	—	734.5

As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1
Average AUM for period	$25,204.0	$20,988.3	$46,192.3	$25,379.5	$19,602.2	$1,210.6	$46,192.3

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including net reinvested dividends.

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